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                                                                    Exhibit 99.2

                                  SAVIENT
                             PHARMACEUTICALS, INC.

         Q3 2004 SAVIENT PHARMACEUTICALS, INC. EARNINGS CONFERENCE CALL

                       EVENT DATE: 2004-11-08T16:00:00 UTC


                             CORPORATE PARTICIPANTS:

   DONALD WEINBERGER; WOLFE AXELROD WEINBERGER ASSOCIATES; INVESTOR RELATIONS
      CHRISTOPHER CLEMENT; SAVIENT PHARMACEUTICALS, INC.; PRESIDENT AND CEO LAWRENCE GYENES; SAVIENT PHARMACEUTICALS, INC.; CFO, SVP AND TREASURER
              ZEB HOROWITZ; SAVIENT PHARMACEUTICALS, INC.; SVP, CMO


                            CONFERENCE PARTICIPANTS:

                      JASON ARYEH; JALAA EQUITIES; ANALYST
                        SERGIO WEINSTEIN; PSCGOD; ANALYST
                                    OPERATOR
                    RICHARD MANSOURI; PARA PARTNERS; ANALYST


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Presentation

Operator: Good morning and welcome to the Savient Pharmaceuticals Third Quarter Earnings Release Conference Call. This call is being recorded.

At this time I would like to turn the call over to Mr. Don Weinberger. Please go ahead.

Donald Weinberger: Thank you Jake. Good morning. I am Don Weinberger of the Investor Relations firm of Wolfe Axelrod Weinberger Associates and I thank you for joining us today.

Before I introduce Mr. Clement, please bear with me as I provide the requisite "Safe Harbor" statement.

Statements in this discussion concerning our business outlook for the future economic performance, product developments, anticipated profitability, revenues expenses, earnings or other financial items. Statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities law. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include but are not limited to the timing of the introduction of a generic version of Oxandrin(r), changes and delays in product and development plans and schedules, development, introduction or consumer acceptance of competing products, customer acceptance of new products, changes in pricing or other actions by competitors patent zoned or licensed by us and our competitors and general economic conditions as well as other risks detailed in our filings with the Securities and Exchange Commission.

At this time, I would now like to introduce Christopher Clement, President and Chief Executive Officer of Savient Pharmaceuticals. Chris please proceed.

Christopher Clement: Thank you Don. Good day to all and thank you for joining us. I would first like to take you through the quarter we just completed and then bring you up to date on several of our strategic initiatives. So let's go right to the third quarter results.

The third quarter showed several good signs of a comeback from the disappointing second quarter.

Earnings improved. Demand for Oxandrin(R) improved. Sales of Rosemont, our oral liquid pharmaceutical business in the UK, also posted healthy year-over-year gains. And finally, our clinical development programs to advance our two lead drug candidates, Puricase(R) and Prosaptide are proceeding according to plan.


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In the second quarter, we began the process of reducing wholesaler inventories and the processing of our first returns of expired Oxandrin. This process appears to have been completed here in the third quarter.

Total revenues for the third quarter were a little over $26 million, still down from $34 million a year ago but up 50% from the immediately preceding quarter. The shortfall from last year was due primarily from lower product sales.

Product sales from the third quarter were a bit over $24 million compared to $32 million a year ago. Sales of Oxandrin our largest selling brand were over $10 million but down from nearly $17 million last year. The decline in net product sales was largely driven by the affects of returns of expired products and an increase in reserves for future product returns.

In the third quarter we issued credits and increased returns reserves by nearly $7 million. Since the first of this year, the credits and reserves for potential product returns totaled over $11 million. We are carrying forward from the third quarter reserves for future product returns of a little over $8 million.

On the positive front, prescription volumes for Oxandrin were down only 2% from a year ago as we have now registered two successive quarters of growth since reconfiguring and reinvigorating our sales organization at the beginning of this year.

We grew prescriptions 3% in the second quarter and another 2% in the third quarter. In fact, were it not for the nearly $7 million in reserves for the return of expired products, we would have approached the prior year levels of product sales and total revenues both of which suffered from the re-entry of a generic competitor to our other U.S. brand, Delatestryl(R), in the first quarter of this year.

On another positive note, sales of our UK-based oral liquid pharmaceutical products grew 27% in U.S. dollars and 14% in pounds sterling.

On the expense side. Total operating expenses in the third quarter were just shy of $30 million as compared to nearly $31 million a year ago.

Prior year costs included the completion of toxicology studies for Prosaptide and the expense for the production of clinical supplies for both Puricase and Prosaptide.

General and administrative costs were also down in the third quarter despite the continuing burden for the costs of complying with certain provisions of the Sarbanes-Oxley Act.


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On the negative side, the costs of product sales increased despite lower sales volumes due to the first year operating costs and a continuation of validation efforts to qualify our new Israeli manufacturing operation as well as certain reserves for excess inventories and contractual commitments primarily resulting from the unexpected re-entry of a generic form of Delatestryl.

The aforementioned events net to a loss of $4.5 million or seven cents per share in the third quarter compared to a gain of seven cents last year, but up significantly from the 53 cents we lost in the second quarter of this year.

Equally important, our cash position of nearly $25 million remains up from about $23 million at the beginning of the year.

Next, I'll provide an update on several of our strategic initiatives. As you are well aware, we continue to believe that the market has significantly undervalued the key assets of our company. We continue to work with our outside advisors, UBS Investment Bank, to ensure that we are taking the appropriate steps today to realize the improvement in valuation tomorrow.

We continue to expect generic competition for our top selling drug, Oxandrin. It was that threat and the lack of an immediate revenue replacement opportunity, coupled with the further realization that our assets were seriously undervalued, that prompted the change in strategic direction we communicated to you last July. We outlined three primary initiatives.

The first of these initiatives is the potential sale of our Israeli biologics business. Early in the fourth quarter we circulated a "Confidential Information Memorandum" to a number of interested parties. There's likely to be a future need for additional biologics manufacturing capacity for those companies committed to this area as evidenced by the several initial expressions of interest we have received thus far.

We are meeting with and making available to these interested parties additional diligence materials. The process is going smoothly and is on schedule for completion in the first half of next year.

Next we are taking steps to enhance the value of our free-standing UK-based oral liquid pharmaceutical business called Rosemont. We acquired this business just two years ago. We paid $104 million for the business which continues to exceed our expectations. To further enhance the value of Rosemont, we completed earlier this year several modifications to the UK-based manufacturing facility to prepare it for the manufacture of products for the U.S. market. The product, Soltamax, is an oral liquid form of cancer treatment drug tamoxifen. We believe that the time and expense to open up access to the U.S. market to significantly enhance the value of our investment in this business as we create new opportunities to bring a multitude of already developed and marketed product formulations to the U.S. either alone or with strategic partners.


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In addition, we are exploring the entry of certain Rosemont products into additional European markets through potential strategic partners.

Lastly, we are increasingly excited by the potential of our two lead drug candidates, Puricase for the treatment of refractory gout and Prosaptide for the treatment of HIV or AIDS related neuropathic pain.

Each of these product candidates focuses on a serious unmet medical need. We recognize however that the marketplace has attributed little or potentially negative value to the development expense streams for these projects.

With the results of our Phase II clinical trials only month away, we will have the opportunity to share the promise that each drug candidate might hold. Puricase results should be available in the first quarter of next year and Prosaptide results should be available in the third quarter of next year.

With the results of those studies in hand, we can better assess our options for continuing their development alone or in partnership with others.

As we pursue the potential sale of our biologics business, we continue to evaluate the options for maximizing the value of our oral liquid pharmaceutical and specialty pharmaceutical businesses.

The three initiatives I have reiterated today are important to unlocking the value of Savient's underappreciated assets. But equally important is the team we are assembling to carry out the strategy for enhancing shareholder value.

This past quarter we added as our Chief Financial Officer, Larry Gyenes who has joined me on this call today. Larry has over 30 years experience in financial and operational roles including CFO of two public companies and nearly 20 years experience in the pharmaceutical industry.

Larry joins our relatively new but highly experienced management team including Dr. Dov Kanner our Chief Technical Officer; Dr. Zeb Horowitz our Chief Medical Officer and Philip Yachmetz our Secretary and General Counsel.

Early in the fourth quarter, we took some tough but necessary actions to better align our resources, both human and financial, with the direction that we are going. We announced that we were reducing our workforce by nine percent. A few of these reductions would be offset by the addition of personnel in areas of critical strategic importance. The net effect of these reductions and add backs will be to save the company over $2.8 million per year with a one-time fourth quarter charge of $1.3 million. Depending upon the success of our drug development efforts, we will make further additions to the teams responsible for drug development and regulatory affairs.


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We believe that the bad news is behind us. We have a well defined and hopefully an increasingly understood path ahead of us with clearly stated and easily measured near term milestones. Successful achievement of those milestones should advance the company and further ensure the unlocking of value in Savient's underappreciated assets. Thank you and now I'd be very happy to answer any of your questions. Operator you may open up the phone line.


Q&A Session
Operator: Thank you Mr. Clement. Today's question and answer session will be conducted electronically. If you would like to ask a question you may do so by simply pressing the star key followed by digit one your touchtone telephone. If you are using a speakerphone, please make sure your mute function has been turned off to allow our signal to reach our equipment. Once again, star one to ask a question and we'll pause for just a moment.

And we do have a question from Richard Mansouri, Para Partners.

Richard Mansouri: Yes, good morning.

Christopher Clement: Hi Richard.

Richard Mansouri: Couple of questions. One, you make reference in the press release to having distributed this confidential information memorandum and are encouraged by initial expressions of interest. I was wondering does this imply that you've got theoretically multiple parties who could be interested? That's my first question and the second question, I'm wondering if you could discuss a little bit more the timing and potential market size for oral Tamoxifen or liquid Tamoxifen in the United States?

Christopher Clement: OK let me start out with the confidential information memorandum. Yes, that has gone out and we do have multiple expressions of interest. So as I'd mentioned, we are very encouraged by where we are at this particular point in time. Relative to - let me just stay on that for a minute. We did communicate also that we believe that we would be in a position to conclude that transaction during the first half of 2005 and we're still on that timetable. Relative to the market for Tamoxifen, this is a market that there are a number of generic products in the marketplace so it has suffered generic erosion, but there is no oral liquid product that's out there today. So the current market size is somewhere between $85 to $100 million including all of the generics that are out there. Tamoxifen continues to be widely used in the treatment of breast cancer and we think that having an oral liquid formulation will certainly find its niche in that particular marketplace.


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Richard Mansouri: Great, I appreciate it and just since I have you just one last question. Regarding Puricase, will you now say that you expect to have the results first quarter of next year. My understanding previously was that you might have had the results you know late this year. Should we interpret that as a negative?

Christopher Clement: No I would not interpret it as a negative. Everything that we've talked about thus far is on target. There's been no further delays and in fact the process as you know this is an open label clinical trial. We're able to track real time the results of this product. So no, there's nothing that's really changed relative to the progress - the completion of that Phase II clinical trial.

Richard Mansouri: OK good. Thank you everyone.

Operator: I would like to remind you, it's star one if you have a question.

And now we'll take a question from Jason Aryeh with Jalaa Equities.

Jason Aryeh: Good morning, Chris.

Christopher Clement: Good morning, Jason.

Jason Aryeh: Can you quantify for us exactly not only what the investment in the Israeli facility has been by Savient but then do you expect to recoup all of that investment in just the facility alone and then I guess the more important question is, can you try to quantify for us the value of the add-ons per se to the facility as far as the small drugs that are being sold with it and I believe the rights and the partnership agreement with TEVA to the human growth hormone product?

Christopher Clement: I'll do my best to try and answer your question here Jason. First of all, let me start out by saying the assets as they're on the books right now for building of the facility in Israel is in the range of $60 million-this is $60 million. Now I think as I've articulated before that we think the best way to maximize the value of the asset would be to sell not only the facility but some of the products that are manufactured there as well. If you look at the products that are manufactured going through the Israeli business let's say total revenue is somewhere in the range of around $20 million. So I think you know that's kind of what we're looking at in terms of that particular business because the value of those hard assets as well as the--

Jason Aryeh: So 20 on top of the 60?


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Christopher Clement: Well the 60 is what we put into building the facility and
20 is the revenues that are being manufactured there.

Jason Aryeh: Is there any reason to believe that we would not receive every bit of the 60? Did we overspend for the product that we got out of the facility - or I mean what's your feeling on that?

Christopher Clement: My part - I can't answer that question Jason. As I said, we're in the process of getting - determining the levels of interest in the business and this is a process that has to work its way through so I'm not in a position to answer your question.

Jason Aryeh: Regarding Rosemont, you had in the press release obviously you have done a seemingly terrific job of enhancing the value of Rosemont. I guess its just unclear when you talk about options out for the facility are you - would you consider a sale of Rosemont? Obviously I realize it's cash flow positive and clearly helps the base business but would you consider other alternatives other than expanding revenue growth out of it by expanding to the U.S. et cetera?

Christopher Clement: Right now we believe you're absolutely right. We're very pleased with the performance of Rosemont. They continue to do extremely well in the UK domestic market and if you go back to when the company first acquired Rosemont, one of the objectives there was to not only continue the growth of Rosemont in the UK but to expand the capabilities for this company outside of the U.S. and we feel that we're now enhancing value of Rosemont by adding additional markets so we've completed the work necessary in the UK to make it FDA acceptable for manufacturing for the U.S. and we'll be proceeding with that and we also believe that there are opportunities for Rosemont outside of the UK in other European markets. So, at this particular point in time, we think that this is one area where we'll continue to build value and enhance the value of Rosemont by exploiting these markets, both in the U.S. and in Europe.

Jason Aryeh: OK. And my last question on Puricase. Obviously, as you said, it's an open-label trial. Can you discuss - I mean would - I would assume that the trial would be stopped if there was a significant antibody toxicity issue. Can you speak to what you're seeing because I think everybody believes that the drug is very efficacious? But can you specifically talk to antibody toxicity concerns?

Christopher Clement: Well, what I'm going to do here, Jason, is I'm going to let Dr. Zeb Horowitz address that question for you.

Zeb Horowitz: Yes, I can't answer specifically about antibodies. I can tell you that the emerging safety profile looks very much like it would allow us to meet with the FDA for an end of Phase II meeting and present a plan for a Phase III program. There's nothing in the safety profile to date that would prevent us from moving forward.


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Jason Aryeh: OK. And Dr. Horowitz, who within the company is looking at the competitive position for Puricase? And maybe you can speak to it a little bit, not only in competitive with the one product, really, that's on the market now, but as far as other company's pipeline products, where do you see Puricase fitting in to the competitive landscape going forward?

Zeb Horowitz: I'll answer that question this way. We, in the U.S. are designated orphan indication, which means that our sales have to be directed to a specified population, which gives us seven years of exclusivity for a drug of that class. That population is specifically those who have gout that is refractory to conventional therapy, which is basically allopurinol or inpatients who are intolerant of allopurinol.

And that population today has very little option for therapy. Looking forward with new products on the market such as TAP's product ...

Jason Aryeh: Right.

Zeb Horowitz: ... that we are seeing a much more immediate and dramatic lowering of uric acid, which remains very low throughout our dosing interval. And I could see this, similar to what's done in cancer with induction therapy, where our patients might use our product for a year or so or longer to, in an attempt to remove the uric acid stored throughout the body, and so, maintain a low uric acid level. And after that's done, perhaps the patients would move onto a drug such as Febuxistat. There's no reason that combination therapy couldn't be used at the same time, although we're not studying that.

Jason Aryeh: So, Dr. Horowitz, do you feel that the orphan designation, from a competitive perspective, really protects Puricase's market from these kind of next generation allopurinol?

Zeb Horowitz: No, no, it doesn't do that. It only - the exclusivity specifically is for drugs of the same class. What protects the value of the product, in the long run, is its dramatic efficacy. There is no other - no xanthine oxidase inhibitor - that is, no drug that prevents the formation of uric acid has the potential over the short period of time to create observable disease modifying effects, which is what we hope to be able to demonstrate in our Phase III program.

Jason Aryeh: OK. Great. And obviously, you're comparing that to some of the mid and later stage gout products that are in the clinic.

Zeb Horowitz: To anything ...

Christopher Clement: To anything that's out there, Jason.


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Jason Aryeh: OK. Wonderful. Thank you, gentlemen.

Christopher Clement: Thank you.

Operator: Now moving onto Sergio Weinstein with PSCGOD.

Sergio Weinstein: Good day. I want to ask, please, do you have any plans to launch the human growth in the U.S.? I'm asking because I know that the pill of Nobonobif was withdrawn and you basically win - won this case. And I wonder why do you delay this launch? Thank you.

Christopher Clement: OK. OK. Thank you for the question. No, we are not delaying the launch at all. We have a partner in the U.S. market for human growth hormone and that is Teva. And Teva is planning to launch human growth hormone before the end of this year. So, we, from the time that the decision was reached on the legal issue, Teva has been working to look at the market, to get their company ready for market introduction and for making product supplies available. But Teva will launch the product in the U.S. and they will launch it before the end of this year.

Sergio Weinstein: And banking into the consideration that we are basically one month - one-and-a-half month before year-end, what impact do you expect this to be on your sales, because I suppose that Teva announce you what amount of material to prepare for this launch because there are no inventory in the market and - at least, I think so. At least, the first stages you have to be well prepared for a certain amount of supply.

Christopher Clement: Well, I - yes. I think that because it is an end-of-the-year launch for human growth hormone, that the effect on this year will certainly be negligible. But I suggest that if you had any questions around the market, potential size, sales, those types of things, that you would be better placed to discuss those with Teva.

Sergio Weinstein: OK. Thank you.

Christopher Clement: Thank you.

Operator: And one final reminder, if you have a question, star one. Mr. Clement, there are no further questions. We'll turn it back to you for some closing remarks.

Christopher Clement: Thank you, operator. Thank you very much, everyone, for participating and, as we continue to execute against our strategic plan, we will, of course, continue to communicate with you as developments occur. Once again, thank you very much. Good day.


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Operator: If you access the replay for today's call, you may do so by dialing
888-203-1112 or international, 719-457-0820 with the passcode of 864474. This concludes today's conference. Thank you for your participation. You all may have a nice day.